Exhibit (a)(1)(v)

Welcome to the MF Global
Share Option Exchange Program Website

ELECTION CONFIRMATION

Current Date
5-Oct-2009

Employee Number
9995

Name and Address
First Last
Add1
Add2
Add3
City State Zip

Confirmation Number
55555555100509115100

The MF Global Share Option Exchange Program expires at 4:59 PM ET on November 10, 2009.

If you have questions, contact the **MF Global Share Option Exchange Center.**

Monday through Friday between the hours of 8:00am to 8:00pm ET at:

866-282-4939 (From within the U.S.)
201-680-6869 (From outside the U.S.)

You have elected to exchange the following eligible share options in connection with MF Global's Share Option Exchange Program. The following table displays details of your eligible share options that you elected to exchange and the number of restricted share units you will receive.

Share Option Grant #	Grant Date	Eligible Share Options Outstanding	Exercise Price	Restricted Share Unit Grant if Share Options Outstanding Exchanged	Make ONE Election for your Eligible Grant
99995	7/18/2007	3,333	$30.0000	287	**Exchange**

Please print this page for your records. Please note, you may re-enter the site to view and/or change your election until 4:59 p.m. ET on November 10, 2009.

As a reminder, any eligible share options that you have not elected to exchange will remain outstanding on the same terms and conditions and pursuant to the award agreement under which they were originally granted.

Disclaimer: All information contained in this Election Confirmation is as of 10/5/2009 at 11:51:00 AM.

Please note that you may withdraw your election at any time prior to 4:59 p.m. ET on November 10, 2009. If MF Global extends the expiration time beyond that time, you may withdraw your previous election at any time until the extended expiration time. To withdraw your election, you must complete and submit a new election form specifying that you do not want to exchange your eligible share options by 4:59 p.m. ET on November 10, 2009, unless we extend the expiration time. If you previously elected to participate in the Share Option Exchange Program but subsequently elected not to participate, you may again participate by completing and submitting a new election form specifying that you do want to exchange your eligible share options before 4:59 p.m. ET on November 10, 2009, unless we extend the expiration.

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Click on the links below to view details of the MF Global Share Option Exchange Program::

- Offer to Exchange Documentation
- Summary of the Share Option Exchange Program
- Supplemental FAQs
- Restricted Share Unit Award Agreement
- 2007 Amended and Restated Long Term Incentive Plan Document
- Important Note on Data Protection

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